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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

C&D Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 7, 2010

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of C&D Technologies, Inc. to be held on Wednesday, June 9, 2010, at 9:00 a.m., at the corporate offices of C&D located at 1400 Union Meeting Road, Blue Bell, Pennsylvania. Your Board of Directors and management look forward to personally greeting you there. Directions to our corporate offices are on the next page.

Whether or not you plan to attend, your shares will be represented and voted at the Annual Meeting if you promptly complete, sign, date and return the enclosed proxy card in the envelope provided.

We thank you for your cooperation and continued support.

Sincerely,

KEVIN P. DOWD
Chairman of the Board

DIRECTIONS TO C&D CORPORATE OFFICES

FROM I 95

Take Route 476 North to Plymouth Meeting.

**Follow signs and take exit ramp for Germantown Pike WEST (Route 422 Norristown).

At the 5th traffic light, make a RIGHT onto Walton Road.

At the 2nd traffic light, make a LEFT onto Township Line Road.

At the 2nd traffic light, make a RIGHT onto Union Meeting Road.

Go through 1 traffic light and make the first RIGHT into complex.

Proceed straight to the side parking lot. Enter at the lower entrance of the building.

Someone will be there to greet you.

FROM PHILADELPHIA AIRPORT:

Take Route 95 South to Route 476 North to Plymouth Meeting.

Follow **directions above.

FROM CENTER CITY (AMTRAK STATION)

Take Route 76 West (Schuylkill Expressway) to Route 476 North (Blue Route) towards Plymouth Meeting

**Follow directions from above.

DIRECTIONS TO C&D FROM NEW YORK:

New Jersey Turnpike South to Pennsylvania Turnpike West (Exit 6).

Pennsylvania Turnpike West to Exit 333 (Norristown).

Take exit ramp for Germantown Pike WEST (Route 422 Norristown).

**Follow directions from above.

DIRECTIONS TO C&D FROM LANCASTER:

Pennsylvania Turnpike East to Exit 333 (Norristown).

Take exit ramp for Germantown Pike WEST (Route 422 Norristown).

**Follow directions from above.

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2010

The Annual Meeting of Stockholders of C&D Technologies, Inc. (“C&D”) will be held at the corporate offices of C&D located at 1400 Union Meeting Road, Blue Bell, Pennsylvania, on Wednesday, June 9, 2010, at 9:00 a.m., for the following purposes:

1.	To elect nine directors of C&D to serve until C&D’s 2011 Annual Meeting of Stockholders and until their successors are elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for C&D for the fiscal year ending January 31, 2011.

3.	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

Stockholders of record at the close of business on April 23, 2010, will be entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy, which is being solicited by the Board of Directors, and return it promptly in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on June 9, 2010:

The 2010 Proxy Statement and C&D’s 2010 Annual Report are available at: www.cdtechno.com/proxymaterials/

BY ORDER OF THE BOARD OF DIRECTORS

JAMES D. DEE
Secretary

May 7, 2010

C&D Technologies, Inc., 1400 Union Meeting Road

Blue Bell, PA 19422-0858, (215) 619-2700

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2010

Your proxy is solicited by and on behalf of the Board of Directors of C&D Technologies, Inc. (“C&D”, “the Company”, “we” or “our”) to be used at the Annual Meeting of Stockholders to be held at the corporate offices of C&D located at 1400 Union Meeting Road, Blue Bell, Pennsylvania, on Wednesday, June 9, 2010, at 9:00 a.m., and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?

•	Election of directors; and
•	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for C&D for the fiscal year ending January 31, 2011.

Who is entitled to vote?

Stockholders as of the close of business on April 23, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date.

How do I vote?

You should sign and date each proxy you receive and return it in the enclosed, self-addressed envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the nine directors described in this Proxy Statement and FOR the ratification of the appointment of the independent registered public accounting firm. You may also vote in person at the meeting.

How are proxies solicited?

C&D will bear the cost of the solicitation of proxies. We will make solicitations initially by first class mail; however, officers and regular employees of C&D may solicit proxies personally or by telephone or the Internet. We will not compensate those persons specifically for these services. C&D will reimburse brokers, banks, custodians, nominees and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of these shares. C&D may employ an outside firm to assist in the solicitation of proxies, and the cost, if any, for such services will be paid by C&D.

We are mailing this Proxy Statement to stockholders on or about May 7, 2010.

How should I sign the proxy?

You should sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign your own name as custodian, not the name of the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

May I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting by (1) delivering a written revocation to the Secretary of C&D or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I receive more than one proxy card?

If you hold shares registered in more than one account, you will receive a proxy card for each account. You should sign and return all proxies so that all your shares will be voted.

Who will count the votes?

A representative of BNY Mellon Shareowner Services, C&D’s transfer agent, will tabulate the votes and act as the independent inspector for the election.

What constitutes a quorum?

We are required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. As of April 23, 2010, the Record Date, 26,474,182 shares of Common Stock were issued and outstanding. Abstentions and broker non-votes (which we define below) are counted as if stockholders were present for purposes of determining whether a quorum is present at the meeting.

How many votes are needed for the approval of each item?

There are differing requirements for the approval of the proposals. Voting in the election of directors is not cumulative; directors will be elected by a plurality of the votes cast at the Annual Meeting, which means that the nine nominees with the most FOR votes will be elected directors. We will count only votes cast for a nominee. Accordingly, abstentions and broker non-votes are not counted for purposes of voting in the election of directors. Your proxy will be voted FOR the nine nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm must be approved by a majority vote of the holders of the outstanding shares of C&D common stock present at the Annual Meeting in person or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes will count as votes against this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a stockbroker submits a proxy that does not indicate a vote for a proposal because the stockbroker has not received instructions from the beneficial owners on how to vote on the proposal and does not have the authority to vote without instructions.

What percentage of C&D Common Stock do directors and executive officers own?

Together, our current directors and executive officers owned approximately 5.1% of our Common Stock on April 1, 2010. We have provided you with details under the heading “Beneficial Ownership of Management”.

What is the deadline for submitting stockholder proposals at our 2011 Annual Meeting?

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Securities and Exchange Commission (“SEC”), wishes to submit a proposal for inclusion in C&D’s Proxy Statement for its 2011 Annual Meeting of Stockholders must deliver such proposal in writing to C&D’s Secretary at C&D’s principal executive offices at the address at the front of this Proxy Statement no later than January 7, 2011.

Pursuant to Article II, Section 11 of C&D’s By-laws, if a stockholder wishes to present at C&D’s 2011 Annual Meeting of Stockholders (1) a proposal relating to nominations for and election of directors or (2) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in C&D’s By-laws, which are summarized below. Written notice of any such proposal containing the information required under C&D’s By-laws, as described herein, must be delivered in person, by first class United States mail, postage prepaid or by reputable overnight delivery service to C&D’s Secretary at C&D’s principal executive offices at the address at the front of this Proxy Statement during the period commencing on January 7, 2011 and ending on February 7, 2011.

A written proposal of nomination for a director must set forth (1) the name and address of the stockholder who intends to make the nomination (the “Nominating Stockholder”), (2) the name, age, business address and, if known, residence address of each person so proposed, (3) the principal occupation or employment of each person so proposed for the past five years, (4) the number of shares of capital stock of C&D beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (5) a description of any arrangement or understanding between each person so proposed and the Nominating Stockholder with respect to such person’s proposal for nomination and election as a director and actions to be proposed or taken by such person as a director, (6) the written consent of each person so proposed to serve as a director if nominated and elected as a director and (7) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a director of each person so proposed. The candidates nominated by stockholders for election as a member of C&D’s Board of Directors who will be eligible to be considered or acted upon for election at the 2011 Annual Meeting will be those nominated in accordance with the By-law provisions summarized in this section, and any stockholder nominee not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of stockholders.

A stockholder proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy solicitation rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders. Only stockholder proposals submitted in writing in accordance with the By-law provisions summarized above will be eligible for presentation at the 2011 Annual Meeting of Stockholders, and any matter not submitted to C&D’s Board of Directors in accordance with such provisions, except for a proposal pursuant to Rule 14a-8 of the proxy rules of the SEC, will not be considered or acted upon at such meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL No. 1 – ELECTION OF DIRECTORS

At the Annual Meeting, you will be electing nine directors, which will constitute the entire Board of Directors. The total number of directors of the C&D Board was increased from eight to nine, effective August 6, 2009, when David S. Gee was appointed to the Board. Each nominee for director has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve as a director for any reason, the named proxies will vote for a substitute nominee designated by the Board of Directors or, if none is so designated, will vote according to their judgment.

Directors are elected annually to serve until the next annual meeting of stockholders or until their successors have been elected or until the annual meeting following the year in which he/she reaches age 70 (“Retirement Age”), pursuant to the provisions of the charter of the Nominating/Corporate Governance Committee.

Recommendation. The Board of Directors recommends a vote FOR the nine nominees for election as directors at the Annual Meeting.

The nominees for election to the Board of Directors are set forth below, together with certain biographical information. Also included below is information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of C&D at the time of filing this Proxy Statement. As reflected, the Nominating/Corporate Governance Committee seeks out, and the Board of Directors is comprised of, individuals whose background, skills and experience complement those of the other Board members.

Name of Nominees for Director	Age
Kevin P. Dowd (2)(3)	61
Pamela L. Davies (1)	53
David S. Gee (1)	55
Jeffrey A. Graves	49
William Harral III (1)(2)	70
Robert I. Harries (1)	67
George MacKenzie (2)(3).	61
Stanley W. Silverman (3)	62
Ellen C. Wolf (3)	56

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating/Corporate Governance Committee.
(3)	Member of the Audit Committee.

Kevin P. Dowd has been a director of C&D since January 1997 and Chairman of the Board since June 2008. From March 2004 to July 2008, Mr. Dowd was Chairman and Chief Executive Officer of Sonitrol, Inc., a leading commercial security provider in North America. Sonitrol was acquired by The Stanley Works in July 2008. From August 1988 to March 2001, he was employed by Checkpoint Systems, Inc., where he last held the position of President and Chief Executive Officer and served as a member of the Board of Directors.

Mr. Dowd’s leadership and management experience gained through years of service as a chief executive officer and board member of public and private corporations qualifies him to serve on our Audit and Nominating/Corporate Governance Committees and our Board.

Pamela L. Davies has been a director of C&D since June 1998. Dr. Davies has been the President of Queens University of Charlotte located in Charlotte, North Carolina since July 2002. Prior to her appointment as President, Dr. Davies served as the Chief Operating Officer of that institution from March 2002 to July 2002. From June 2000 to March 2002, Dr. Davies was the Dean of the McColl School of Business at Queens

University of Charlotte. From June 1997 to June 2000, she served as Professor of Management and Dean of LeBow College of Business at Drexel University in Philadelphia, Pennsylvania. Dr. Davies is also a director of Sonoco Products Company and Family Dollar, and served on the Board of Charming Shoppes, Inc. from 1998 to June 2009.

Dr. Davies’ professional specialization in the field of strategic planning, with a particular emphasis on competitive and marketing strategy, as well as her broad leadership ability and relevant experience in compensation matters qualifies her to serve on our Compensation Committee and our Board.

David S. Gee has been a director of C&D since August 2009. From March 2004 to March 2009, Mr. Gee was employed at AES Corporation, a Fortune 500 global power company with generation and distribution businesses, where he held various executive positions including Vice President of Strategy, and President, North America. From August 2000 to October 2003, Mr. Gee served as a senior executive at PG&E Corporation where he held the position of Vice President of Strategic Planning. Mr. Gee also spent 16 years at McKinsey & Co. where he was a partner and consultant to energy companies on a range of strategic and operational issues. Mr. Gee is also Trustee and member of the Executive Committee of the University of Virginia School of Engineering and Applied Science.

Mr. Gee brings to the Board experience in the energy sector and an understanding of the power generation and distribution businesses. Additionally, his operational experience and expertise in strategic planning qualifies him to serve on our Compensation Committee and our Board.

Jeffrey A. Graves has been a director of C&D and its President and Chief Executive Officer since July 2005. From July 2001 to January 2005, Dr. Graves was employed at Kemet Electronics Corporation, a manufacturer of high performance capacitor solutions, including surface-mount capacitor technologies, where he last held the position of Chief Executive Officer. From 1994 to 2001, Dr. Graves held a number of key leadership positions with General Electric (“GE”) Company’s Power Systems Division and Corporate Research & Development Center. Prior to working for GE, Dr. Graves held various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves is also a director of Teleflex Incorporated and Hexcel Corporation, and served on the Board of Technitrol, Inc. from January 2006 through May 2007.

Dr. Graves’ knowledge of our company, gained through his service as our President and Chief Executive Officer since 2005, enables him to provide useful insights to our Board regarding our business, operations, people, customers, suppliers and shareholders.

William Harral III has been a director of C&D since July 1996 and served as Chairman of the Board from April 1999 to June 2008. Mr. Harral has been President of the Barra Foundation, a private foundation located in Wyndmoor, Pennsylvania, since June 2001. He was formerly acting Dean of LeBow College of Business, Drexel University in Philadelphia, Pennsylvania. From June 1997 to December 1999, Mr. Harral served as Senior Counselor for The Tierney Group, a strategic communications company. From 1994 to March 1997, he was President and Chief Executive Officer of Bell Atlantic – Pennsylvania, Inc. Mr. Harral served as a director of Salix Pharmaceuticals, Ltd. from September 2005 to June 2009.

Mr. Harral’s experience in management and leadership roles with public companies, as well as his corporate governance experience, qualifies him to serve on our Compensation and Nominating/Corporate Governance Committees and our Board.

Robert I. Harries has been a director of C&D since May 2002. Mr. Harries currently serves as a business counselor and consultant. From January 2001 to October 2003, he was Senior Vice President of FMC Corporation, a diversified chemical company, and General Manager of its Industrial Chemicals Group and Shared Services. Mr. Harries had served with FMC in various capacities since 1977. Mr. Harries is also a director of the Friends of the Wissahickon and International House, and a member of the Advisory Board of Waste Technology Services, Inc.

Mr. Harries’ business and strategy consulting experience enables him to provide useful guidance on executive management and strategic considerations, qualifying him to serve on our Compensation Committee and our Board.

George MacKenzie has been a director of C&D since April 1999. From January 2006 to April 2006, Mr. MacKenzie served as interim Chief Executive Officer of American Water Works Company, Inc., a diversified provider of water services in North America. Since May 2006, he has served as non-executive Chairman of American Water Works Company, Inc. From March 2005 to July 2005, he served as interim President and Chief Executive Officer of C&D. From September 2001 to June 2002, he was Executive Vice President and Chief Financial Officer of Glatfelter, a global supplier of printing papers, specialty papers and engineered products. From May 1979 to June 2001, Mr. MacKenzie was employed by Hercules, Inc., where he served in a number of financial and senior management positions and last served as Chief Financial Officer and Vice Chairman of its Board of Directors. Mr. MacKenzie is also a director of Safeguard Scientifics, Inc., Tractor Supply Co. and American Water Works Company, Inc., and is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. Mr. MacKenzie previously served on the Boards of Central Vermont Public Service Corp. from May 2001 to May 2006 and Traffic.com from December 2005 to March 2007.

Mr. MacKenzie’s public accounting background and his financial experience with public companies, as well as his corporate governance experience as a member of several public company boards, qualifies him to serve on our Audit and Nominating/Corporate Governance Committees and our Board.

Stanley W. Silverman has been a director of C&D since February 2003. Since 2005, he has served as President of Horizon Venture Group LLC, a private firm that invests, as a limited partner, in companies which have potential for growth and value creation. From January 2000 to February 2005, Mr. Silverman served as President and Chief Executive Officer and was a member of the Board of Directors of PQ Corporation, a global chemical and engineered glass materials company. He was appointed Executive Vice President and Chief Operating Officer of PQ Corporation in 1991. Mr. Silverman is a former Chairman of the Board of the Soap and Detergent Association, where he had also served as Chairman of the Compensation and Finance Committees, and is a former Board member of the American Chemistry Council. Mr. Silverman serves as a director on the Boards of A. Schulman, Inc. and Met-Pro Corporation, and at both of these companies he serves on the Audit and Compensation Committees. He also serves as a director of three private equity owned companies. Additionally, Mr. Silverman is a trustee on the Board of Drexel University, where he is Chairman of the Finance Committee.

Mr. Silverman brings to our Board and Audit Committee business and executive experience, as well as organizational leadership skills. His global industrial manufacturing, marketing and sales experience, as well as his board of directors and audit committee experience with respect to publicly traded companies, qualifies him to serve on our Audit Committee and our Board.

Ellen C. Wolf has been a director of C&D since September 2004. Since March 2006, Ms. Wolf has served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., a diversified provider of water services in North America. From December 2003 to February 2006, Ms. Wolf was Senior Vice President and Chief Financial Officer of USEC, Inc., a supplier of enriched uranium fuel for commercial nuclear power plants. She previously served as Vice President and Chief Financial Officer of American Water Works Company, Inc. and of its predecessor, American Water Works, Inc. Ms. Wolf is also a director of Airgas, Inc. and the Philadelphia Zoo, as well as the National Association of Water Companies and Water for People (both non-profit organizations).

Ms. Wolf has in-depth financial experience and senior leadership experience, qualifying her to serve on our Board of Directors. Because of her accounting background and extensive financial experience, Ms. Wolf has been named Chair of the Audit Committee, as well as the “Audit Committee financial expert”, as defined by the applicable rules of the Securities and Exchange Commission.

PROPOSAL No. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm for the fiscal year ending January 31, 2011. The Audit Committee has the sole authority to appoint or replace C&D’s independent registered public accounting firm. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if he/she so desires, may make a statement.

We have been informed by PricewaterhouseCoopers LLP that they are an independent registered public accounting firm with respect to C&D, within the meaning of the securities laws administered by the SEC and the requirements of the Public Company Accounting Oversight Board, which has adopted the requirements of the Independence Standards Board.

Neither the Company’s By-laws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of C&D and its stockholders.

Fees of Independent Registered Public Accounting Firm

The work performed for C&D by PricewaterhouseCoopers LLP during the fiscal year ended January 31, 2010 was approved in advance by C&D’s Audit Committee. The aggregate fees for services performed by PricewaterhouseCoopers LLP during the fiscal years ended January 31, 2010 and 2009 are set forth below.

Audit and Non-Audit Fees

	Fiscal Year Ended January 31,
Fee Category	2010	2009
Audit Fees (1)	$1,493,678	$1,486,336
Audit-Related Fees (2)	$43,000	$48,650
Tax Fees (3)	$2,700	$11,815
All Other Fees (4)	$1,500	$1,500

Grand Total	$1,540,878	$1,548,301

(1)	The Audit Fees for the years ended January 31, 2010 and 2009 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting of C&D, its foreign subsidiaries’ statutory audits and professional services related to C&D’s filings with the SEC.
(2)	The Audit-Related Fees for the years ended January 31, 2010 and 2009 were for assurance and other services related to employee benefit plan audits.
(3)	The Tax Fees for the years ended January 31, 2010 and 2009 were for services related to C&D’s foreign subsidiaries. PricewaterhouseCoopers LLP is not the principal provider of tax services to C&D.
(4)	All Other Fees for the years ended January 31, 2010 and 2009 were for an annual subscription to PricewaterhouseCoopers’ compilation of global financial reporting and assurance literature.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee routinely reviews and pre-approves services that may be provided by the independent registered public accounting firm. The Audit Committee revises the list of pre-approved services from time to time, based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management, but has delegated pre-approval authority to the chair of the committee or his/her designee. The member to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The annual audit services engagement terms and fees are subject to the pre-approval of the Audit Committee. In addition, the Audit Committee may grant pre-approval for other audit services, including audits for subsidiaries or affiliates of C&D and services associated with registration statements, periodic reports and other documents filed with the SEC.

Audit-related services must also be pre-approved by the Audit Committee. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”; financial audits of employee benefit plans; and agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.

Recommendation. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as C&D’s independent registered public accounting firm for the fiscal year ending January 31, 2011.

PRINCIPAL STOCKHOLDERS

As of April 1, 2010, the persons listed in the following table were the only persons known to us (based on information set forth in Schedules 13D/A, 13G or 13G/A filed with the SEC) to be the beneficial owners of more than five percent of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC (1) Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	4,367,889	14.2%

T. Rowe Price Associates, Inc. (2) T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,624,100	9.9%

Newland Capital Management, LLC (3) Newland Master Fund, Ltd. Newland Offshore Fund, Ltd. Ken Brodkowitz Michael Vermut 350 Madison Avenue – 11th Floor New York, NY 10017	2,619,772	9.9%

Rutabaga Capital Management (4) 64 Broad Street, 3rd Floor Boston, MA 02109	2,544,163	9.6%

State of Wisconsin Investment Board (5) P.O. Box 7842 Madison, WI 53707	2,495,063	9.4%

Heartland Advisors, Inc. (6) William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	2,000,000	7.6%

Renaissance Technologies LLC (7) James H. Simons 800 Third Avenue New York, NY 10022	1,849,300	7.0%

Bank of America Corporation (8) Bank of America, N.A. Columbia Management Advisors, LLC Banc of America Investment Advisors, Inc. 100 North Tryon Street – Floor 25 Bank of America Corporate Center Charlotte, NC 28255	1,747,750	6.6%

RBC Global Asset Management (U.S.) Inc. (9) 100 South Fifth Street – Suite 2300 Minneapolis, MN 55402	1,589,000	6.0%

Dimensional Fund Advisors LP (10) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,560,617	5.9%

(1)	Based on the Schedule 13G/A, dated February 12, 2010, filed by FMR LLC. This party has no voting power and sole dispositive power with respect to 4,367,889 shares listed opposite its name in the table. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,367,889 shares of the Common Stock outstanding of C&D as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares of Common Stock of C&D owned by the investment companies at December 31, 2009 included 4,367,889 shares of Common Stock that FMR LLC can acquire upon conversion of $36,996,000 principal amount of C&D 5.25% Convertible Senior Notes Due 2025 (118.0638 shares of Common Stock for each $1,000 principal amount of debenture).
(2)	Based on the Schedule 13G, dated February 12, 2010, filed by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,776,000 shares, representing 6.7% of the shares outstanding) which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities.
(3)	Based on the Schedule 13G/A, dated February 16, 2010, filed by: Newland Capital Management, LLC; Newland Master Fund, Ltd.; Newland Offshore Fund, Ltd.; Ken Brodkowitz; and Michael Vermut. These reporting persons have shared voting and shared dispositive power with respect to all the shares listed opposite their name in the table, except for Newland Offshore Fund, Ltd. which has shared voting and shared dispositive power with respect to 2,234,666 shares.
(4)	Based on Schedule 13G/A, dated February 11, 2010, filed by Rutabaga Capital Management. This reporting person has sole voting power with respect to 1,559,897 shares, shared voting power with respect to 984,266 shares and sole dispositive power with respect to all the shares listed opposite its name in the table.
(5)	Based on the Schedule 13G/A, dated February 5, 2010, filed by the State of Wisconsin Investment Board. This reporting person has sole voting and sole dispositive power with respect to all the shares listed opposite its name in the table.
(6)	Based on the Schedule 13G, dated February 10, 2010, filed by Heartland Advisors, Inc. (“Heartland”) and William J. Nasgovitz. These reporting persons have shared voting and shared dispositive power with respect to all the shares listed opposite their name in the table. Heartland is an investment adviser registered with the SEC, and Mr. Nasgovitz is the President and control person of Heartland. Heartland, by virtue of its investment discretion and voting authority granted by certain clients, and Mr. Nasgovitz, by virtue of his control of Heartland, are deemed to be the beneficial owners of such securities; however, Mr. Nasgovitz expressly disclaims beneficial ownership of such securities.
(7)	Based on the Schedule 13G/A, dated February 12, 2009, filed by Renaissance Technologies LLC (“RTC”) and James H. Simons (a control person of RTC). These reporting persons have sole voting power and sole dispositive power with respect to all the shares listed opposite their names in the table.
(8)	Based on the Schedule 13G/A, dated February 1, 2010, jointly filed by: Bank of America Corporation; Bank of America, N.A.; Columbia Management Advisors, LLC; and Banc of America Investment Advisors, Inc. Bank of America Corporation and Bank of America, N.A. each has shared voting power with respect to 1,455,197 shares and shared dispositive power with respect to 1,747,750 shares. Columbia Management Advisors, LLC has sole voting power with respect to 1,425,800 shares and sole dispositive power with respect to 1,747,750 shares. Banc of America Investment Advisors, Inc. has shared voting power with respect to 29,397 shares.
(9)	Based on the Schedule 13G/A, dated February 9, 2010, filed by RBC Global Asset Management (U.S.) Inc. (“RBC”). This reporting person has shared voting power with respect to 576,500 shares and shared dispositive power with respect to all the shares listed opposite its name in the table.
(10)	Based on the Schedule 13G/A, dated February 10, 2010, filed by Dimensional Fund Advisors LP (“Dimensional”). This reporting person has sole voting power with respect to 1,531,747 shares and sole dispositive power with respect to all the shares listed opposite its name in the table. Dimensional is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities, and states that the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 1, 2010, the beneficial ownership of our Common Stock held by our directors and nominees for directors, each executive officer who is named in the Summary Compensation Table and all directors and executive officers as a group.

Name of Person or Identity of Group	Shares of Common Stock Beneficially Owned (1)	Percent of Class (1)
Directors and Nominees for Directors:

Kevin P. Dowd	91,021	*
Jeffrey A. Graves	444,635	1.6%
Pamela L. Davies	74,007	*
David S. Gee	19,098	*
William Harral III	91,538	*
Robert I. Harries	92,352	*
George MacKenzie	90,400	*
Stanley W. Silverman	75,692	*
Ellen C. Wolf	53,814	*

Named Executive Officers Who Are Not Directors:

Neil E. Daniels (2)	26,332	*
James D. Dee .	116,871	*
Todd J. Greenspan	0	*
Ian J. Harvie .	129,913	*
Leonard P. Kiely (3)	82,000	*
All directors and executive officers as a group (14 persons) (4)	1,387,673	5.1%

*	Less than 1% of outstanding shares of Common Stock

(1)	The shares of Common Stock beneficially owned as of April 1, 2010 include fully vested and presently exercisable options, to purchase (a) 38,781 shares for each of Messrs. Dowd, Harral and Dr. Davies; (b)52,337 shares for Mr. MacKenzie; (c) 30,781 shares for Mr. Harries; (d) 27,803 shares for Mr. Silverman; (e) 21,448 shares for Ms. Wolf; (f) 235,000 shares for Dr. Graves; (g) 15,000 shares for Mr. Daniels; (h) 72,000 shares for Mr. Dee; (i) 77,000 shares for Mr. Harvie; and (j) 82,000 shares for Mr. Kiely. In determining Percent of Class, the number of shares outstanding includes shares issuable to the specific director, officer or group identified in the table but no other shares issuable on exercise of stock options by any other person. The amounts shown in the above table do not include the following shares held in the C&D Technologies, Inc. Nonqualified Deferred Compensation Plan: (a) 55,521 shares for Mr. Dowd; (b) 46,425 shares for Mr. Harral; (c) 7,971 shares for Dr. Davies; and (d) 2,650 shares for Mr. Silverman.
(2)	Mr. Daniels ceased to be a named executive officer on October 2, 2009.
(3)	Mr. Kiely resigned as an Officer of C&D effective February 25, 2009.
(4)	All current Directors and executive officers beneficially own 1,387,673 shares or 5.1% of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding equity compensation plans of C&D as of January 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,987,464 652,251	(1) (2)	$9.64 0	342,531
Equity compensation plans not approved by security holders (3)	5,000		2.10	495,000

Total	2,644,715		9.62	837,531

(1)	Represents stock options.
(2)	Represents restricted shares and performance shares.
(3)	The C&D Technologies, Inc. Approved Share Option Plan was adopted by the Board of Directors and approved by the Inland Revenue of the United Kingdom in 2001. The purpose of the plan is to enable C&D to offer employees of C&D and its subsidiaries, particularly employees in the United Kingdom, stock options to purchase Common Stock. C&D will not grant any stock options under this plan to any director or executive officer of C&D. The maximum number of shares of C&D Common Stock that may be issued under the plan is 500,000 shares. Stock options to purchase Common Stock may be granted by the Board at an exercise price of not less than the market value on the date of grant. The term of each stock option will be fixed by the Board of Directors, but no stock option will be exercisable more than ten years after the date the stock option is granted. The plan may be terminated at any time by the Board of Directors, except that the rights of an optionee of a stock option granted prior to termination may not be impaired without the consent of the optionee. As is the case for all of C&D’s option plans, no outstanding stock option under the plan will be repriced, regranted or amended so as to decrease the exercise price of the stock option without the approval of the stockholders, except for any appropriate adjustments resulting by reason of any subdivision of share capital, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock.

CURRENT EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them (other than Dr. Graves whose information is included under “Proposal No. 1 – Election of Directors) are listed below.

Neil E. Daniels, age 44, Vice President, Financial Planning, Analysis & Demand Planning. Mr. Daniels was appointed Vice President, Financial Planning, Analysis & Demand Planning in October 2009. From December 2007 to October 2009, Mr. Daniels served as the Vice President and Controller (Principal Accounting Officer) of C&D. From September 2006 to December 2007, Mr. Daniels served as Vice President, Corporate Controller and Treasurer of C&D. Mr. Daniels has over 18 years of finance experience including Operations, SEC and Internal Reporting, Tax, Internal and External Audit and Sarbanes-Oxley. From August 1999 to September 2006, he has held various positions within IKON Office Solutions including Senior Manager, Financial Reporting; Director of Corporate Accounting and Financial Reporting; Director of Accounting and Taxes; Vice President Internal Audit; and as the Vice President Operations, Finance. He has also served as Assistant Global Controller with Quaker Chemical Corporation and was an Audit Manager at PriceWaterhouse LLP.

James D. Dee, age 52, Senior Vice President, General Counsel, Secretary and Chief Administrative Officer. Mr. Dee has served as Senior Vice President, General Counsel, Secretary and Chief Administrative Officer since January 2009. From April 2007 to January 2009, Mr. Dee served as Vice President, General Counsel, Secretary and Chief Administrative Officer of C&D, and from September 2005 to April 2007, he served as Vice President, General Counsel and Corporate Secretary of C&D. From October 2004 to September 2005, Mr. Dee was employed by the law firm of Montgomery, McCracken, Walker & Rhoads, LLP, where he was a member of the firm’s corporate law department, specializing in securities regulation, corporate governance, mergers and acquisitions, and intellectual property. Prior to his tenure at Montgomery, McCracken, Walker & Rhoads, Mr. Dee had previously served for 16 years at SPS Technologies, Inc., where he last served as Vice President, General Counsel and Corporate Secretary. While at SPS, Mr. Dee was responsible for all legal and regulatory affairs of the company. Mr. Dee is also a licensed patent attorney.

Todd J. Greenspan, age 38, Vice President and Controller (Principal Accounting Officer). Mr. Greenspan was appointed Vice President and Controller in October 2009. From May 2005 to September 2009, Mr. Greenspan was employed by Isolagen, Inc. where he served in various positions, including serving as the Vice President and Corporate Controller and Chief Financial Officer. From October 2002 to April 2005, Mr. Greenspan was employed by Amkor Technology, Inc., where he served as Senior Director of Finance. Mr. Greenspan is a licensed certified public accountant in the state of Pennsylvania and obtained both his BS in Accounting and Master’s degree in Accounting and Management Information Services (MIS) from the University of Delaware.

Ian J. Harvie, age 46, Senior Vice President and Chief Financial Officer. Mr. Harvie has served as Senior Vice President and Chief Financial Officer since January 2009. From December 2005 to January 2009, Mr. Harvie served as Vice President and Chief Financial Officer of C&D. From February 2002 to October 2005, Mr. Harvie was employed by Exide Technologies where he served in various positions, including serving as the Vice President – Controller and as the interim CFO for one year. From January 1984 to January 2002, Mr. Harvie was employed by PricewaterhouseCoopers, and from July 1998 to January 2002, he held the title of Partner in Audit  & Business Advisory Services.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

C&D strives to achieve “best practices” in its corporate governance. The Board of Directors is responsible for overseeing the direction, affairs and management of C&D, recognizing its fiduciary duty to C&D’s stockholders. All of the members of the Board of Directors, other than the Chief Executive Officer, are “independent” under the rules of the New York Stock Exchange (“NYSE”). In determining director independence, the Board considers any transactions and relationships between each director or any member of his or her immediate family and C&D and its subsidiaries and affiliates. The Board also examines any transactions and relationships between directors or their affiliates and members of C&D’s senior management or their affiliates. The purpose of this review is to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent. In the course of the Board’s determination regarding the independence of the directors under the rules of the NYSE, the Board considered that Mr. Gee was engaged as a consultant to C&D from May 2009 to August 2009 and was paid $5,918 in consulting fees. The Board determined that this previous consulting arrangement would not interfere with Mr. Gee’s exercise of independent judgment in carrying out his duties as a director of C&D. All directors stand for election annually. It is the policy of the Board of Directors that directors are expected to attend C&D’s Annual Meeting of Stockholders. All of C&D’s current directors attended C&D’s 2009 Annual Meeting of Stockholders.

It is the policy of the Board of Directors that independent directors meet in executive session, without management participation, at least once each year and that time be made available at the end of each regularly scheduled Board meeting to provide an opportunity for the independent directors to meet in executive session. The Chairman of the Board of Directors presides at these executive sessions.

The Board and each Committee has the authority to hire and seek advice from outside advisors independent of management with respect to matters within their responsibility. Interested parties may communicate directly with the Chairman of the Board of Directors or the Chairman of the Nominating/Corporate Governance Committee by sending such communications to such person, c/o Secretary, C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422.

At least annually, the Board of Directors and each committee of the Board conduct a self-evaluation for the purpose of determining whether the Board and the Board committees are functioning effectively.

C&D makes available on its website (www.cdtechno.com) and in printed form upon request, C&D’s Corporate Governance Guidelines and C&D’s Code of Business Conduct, which includes C&D’s Corporate Compliance Program and a Code of Ethics for C&D’s Chief Executive Officer, Chief Financial Officer and all C&D personnel serving in a finance, accounting, tax or investor relations role.

Board Leadership Structure

Our corporate governance guidelines provide that the Chairman of the Board must be an independent director. We believe that the oversight function of our Board of Directors is enhanced when an independent director, serving as chairman, is in a position to set the agenda for, and preside over, meetings of our Board. We also believe that our leadership structure enhances the active participation of our independent directors.

Risk Oversight

In accordance with NYSE rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for the Company. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of the Board’s Committees, regularly consider various potential risks at their meetings during discussion of the Company’s operations and consideration of matters for approval with the participation of Senior Management.

Committees of the Board of Directors

The Board of Directors has established a Nominating/Corporate Governance Committee, an Audit Committee and a Compensation Committee.

The Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of three independent directors: William Harral III, who serves as Chairperson, Kevin P. Dowd and George MacKenzie. During the fiscal year ended January 31 2010, John A. H. Shober served as a member of the Nominating Committee until his retirement from the Board in June 2009. Mr. Shober was not an officer of C&D and was considered “independent” under the listing standards of the NYSE. None of the Nominating Committee members are officers of C&D, and all are considered “independent” under the listing standards of the NYSE. The Nominating Committee is charged with overseeing C&D’s corporate governance procedures. The Nominating Committee has the primary responsibility for screening and identifying individuals qualified to become Board members, with input from other members of the Board and in consultation with the Chief Executive Officer, and for selecting and recommending that the Board select, director nominees for C&D. The Nominating Committee seeks candidates for director positions who help create a collective, diverse membership on the Board with varied backgrounds, experience, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. As part of its annual Director nomination process, the Committee assesses the effectiveness of its Director selection policy and criteria by evaluating the diverse mix of skills and experiences of the Board in determining its nominations for Director.

The Nominating Committee will consider nominees recommended by stockholders in writing, in accordance with C&D’s By-laws. It is the policy of the Board that the Nominating Committee evaluates candidates for director recommended by stockholders on the same basis that other individuals are evaluated under this paragraph. In reporting its selection and recommendation of a director nominee to the Board, the Nominating Committee must report which one or more of the following categories of persons or entities recommended that nominee: stockholder, non-management director, chief executive officer, other executive officer, third party search firm or other specified source. David Gee was recommended to the Nominating Committee as a director nominee by a non-management director.

The Nominating Committee is also generally responsible for Board operations and effectiveness, meeting agendas, Board compensation, the annual process for the selection of the Chairman of the Board and compliance with Board stock ownership guidelines. The Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer, is responsible for committee assignments, subject to Board approval. A full text of the charter of the Nominating Committee as currently in effect is available on C&D’s website (www.cdtechno.com), or by contacting C&D at the address appearing on the first page of this Proxy Statement to the attention of the Secretary.

The Audit Committee

The Audit Committee is comprised of four independent directors: Ellen C. Wolf, who serves as Chairperson, Kevin P. Dowd, George MacKenzie and Stanley W. Silverman. During the fiscal year ended January 31 2010, John A. H. Shober served as a member of the Audit Committee until his retirement from the Board in June 2009. Mr. Shober was not an officer of C&D and was considered “independent” under the listing standards of the NYSE. None of the Audit Committee members are officers of C&D, and all are considered “independent” under the listing standards of the NYSE. All members of the Audit Committee are “financially literate” and at least one member, Ellen C. Wolf, is an “audit committee financial expert,” as those terms are defined by the rules of the NYSE and SEC, respectively.

Generally, our Audit Committee members may not serve on audit committees of more than two other public companies without the approval of our Nominating Committee, and if an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee. George MacKenzie simultaneously serves on the audit committees of three other public companies in addition to our Audit Committee, and our Nominating Committee has approved such service and our Board has determined that such simultaneous service would not impair the ability of Mr. MacKenzie to effectively serve on our Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on C&D’s website (www.cdtechno.com) or by contacting C&D at the address appearing on the first page of this Proxy Statement to the attention of the Secretary.

The Audit Committee has the sole authority to appoint or replace C&D’s independent registered public accounting firm. The Audit Committee is also responsible for:

•

establishing the compensation and oversight of the work of C&D’s independent registered public accounting firm, including resolution of disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting;

•

considering, in consultation with the independent registered public accounting firm and management, the planned scope of the annual audit of financial statements and internal control over financial reporting;

•	pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of the independent registered public accounting firm;

•	monitoring, on behalf of our Board of Directors, our financial reporting process and our internal controls and accounting practices; and

•	performing those other duties and responsibilities set forth in the Audit Committee’s Charter and the rules of the NYSE.

The Compensation Committee

The Compensation Committee consists of four independent directors: Pamela Davies, who serves as Chairperson, David S. Gee, William Harral III and Robert I. Harries. During the fiscal year ended January 31 2010, Kevin P. Dowd served as a member of the Compensation Committee until August 2009. Mr. Dowd was not an officer of C&D and was considered “independent” under the listing standards of the NYSE. None of the Compensation Committee members are officers of C&D, and all are considered “independent” under the listing standards of the NYSE. The Compensation Committee is responsible for establishing C&D’s basic compensation philosophy, reviewing and monitoring the development and operation of compensation programs to ensure fidelity with the core principles of C&D’s compensation philosophy as well as their alignment with C&D’s strategic objectives and stockholder interests, and reviewing, modifying and approving recommendations concerning executive compensation. The Compensation Committee, following consultation with the Nominating/Corporate Governance Committee, determines and recommends to the independent directors, who have final responsibility for determination thereof, the compensation package for the Chief Executive Officer. The Compensation Committee also periodically reviews, modifies and approves, as appropriate, recommendations to the Board of Directors concerning the compensation of each executive officer other than the Chief Executive Officer. The Committee’s actions and decisions are reported to the full Board. Pursuant to its charter, the Compensation Committee is authorized to delegate to the Chief Executive Officer of C&D, which he may delegate to subordinates, the authority to establish appropriate programs, policies, practices and procedures relating to the compensation of all employees of the Corporation or its subsidiaries, who are not executive officers or corporate vice presidents of C&D. A full text of the charter of the Compensation Committee as currently in effect is available on C&D’s website (www.cdtechno.com), or by contacting C&D at the address appearing on the first page of this Proxy Statement to the attention of the Secretary.

Meetings of the Board of Directors and Committees

The Board of Directors held six in-person meetings and two telephonic meetings during the fiscal year ended January 31, 2010. During the fiscal year ended January 31, 2010, the Nominating/Corporate Governance Committee held three in-person meetings, the Compensation Committee held four in-person meetings and one telephonic meeting and the Audit Committee held four in-person meetings and three telephonic meetings. During the last fiscal year, all of the Directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which such Director served during such year.

Certain Relationships and Related Transactions

The Company adopted, as part of its Code of Business Conduct, a procedure for the review and approval of related person transactions. The Audit Committee must review and approve any “related person” transaction as defined in Item 404 of Regulation S-K, promulgated by the SEC, before it is consummated. No related person transactions occurred during the fiscal year ended January 31, 2010.

Communications by Stockholders with the Board of Directors

Stockholders may send communications to C&D’s Board of Directors, and any individual Director, by addressing such communications to the Board of Directors, or to any individual Director, c/o Secretary, C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422. The Secretary will promptly forward all such communications submitted and addressed in this manner to the members of the Board of Directors, or any such individual Director, as the stockholder has requested.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee oversees our financial reporting process on behalf of our Board of Directors and operates pursuant to a formal written charter, the full text of which is available on our website (www.cdtechno.com). In accordance with the charter, our Audit Committee completed its annual review of the adequacy of the charter during fiscal year 2010. All of the members of our Audit Committee are independent Directors. In addition, our Audit Committee annually selects our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process, including its system of internal controls, and for preparing our financial statements in accordance with accounting principles generally accepted in the United States. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm during the fiscal year ended January 31, 2010, is responsible for auditing those financial statements and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. In this context, our Audit Committee has met and held discussions with management and the representatives of PwC both separately and together.

In fulfilling its oversight responsibilities, our Audit Committee reviewed with management the audited financial statements for fiscal 2010, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management assessed the effectiveness of our internal control over financial reporting as of January 31, 2010, and issued Management’s Report on Internal Control Over Financial Reporting, or “Management’s Report”, disclosed in Item 9A in our Form 10-K for the fiscal year ended January 31, 2010. In making its assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its Internal Control – Integrated Framework.

Our Audit Committee also reviewed with PwC, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our Audit Committee under generally accepted auditing standards. Our Audit Committee also discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with our Audit Committee concerning independence, and discussed with PwC matters relating to PwC’s independence. Our Audit Committee also considered the compatibility of the provision of non-audit services by PwC with the maintenance of PwC’s independence. Our Audit Committee determined that the provision of certain services other than audit services by PwC was compatible with maintaining PwC’s independence.

Our Audit Committee is actively engaged in the oversight of our Sarbanes-Oxley Act Section 404 (“SOX”) compliance process, aimed at further strengthening the effectiveness of internal control over financial reporting and disclosure control procedures and structures. In addition, our Audit Committee reviewed, at regular and specially scheduled meetings, key initiatives and programs which were part of that compliance process; regularly monitored the scope and adequacy of our internal auditing program and the tone of management at the top of the organization; and, the adequacy of internal staffing levels as well as external resources dedicated to that process. Additionally, our Audit Committee monitored the status of testing and re-testing of identified controls and deficiencies, including the nature of the deficiencies as well as steps taken and milestones achieved toward implementation of recommended improvements in internal procedures and controls.

In its oversight function, our Audit Committee relies on the representations of management and the independent registered public accounting firm and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls over financial reporting and procedures, that our financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that the independent registered public accounting firm is in fact “independent.”

Based upon our Audit Committee’s discussions with management and the independent registered public accounting firm and our Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, our Audit Committee recommended that our Board of Directors include our audited financial statements in our annual report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the SEC.

The foregoing report of our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

April 16, 2010	The Audit Committee Ellen C. Wolf, Chairperson Kevin P. Dowd George MacKenzie Stanley W. Silverman

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

We seek to provide competitive compensation for our executive officers that attracts and retains qualified executives, rewards individual and team/company achievement and aligns the financial interest of our executives with those of our stockholders. We use a combination of base salary, annual cash incentives, long-term equity incentives, perquisites and benefits programs to achieve these objectives. We place significant emphasis on pay for performance-based incentive compensation programs for our executives. These programs reward our executives when our financial and operational goals are achieved and/or when our stock price appreciates.

Operation of the Compensation Committee

Our Compensation Committee consists entirely of independent Directors and has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board of Directors and for the benefit of the Company and its stockholders, the Company’s compensation, incentive and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to all executive officers, including the Chief Executive Officer) and review all other compensation decisions relating to the other executive officers of the Company and approve these decisions for all executive officers (other than the Chief Executive Officer, whose non-equity compensation is approved by the Board). Our Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our executives to achieve our business goals and reward executives for achieving such goals in accordance with the compensation philosophy described below.

Our Compensation Committee compares each element of total compensation against a peer group of publicly-traded companies. This compensation peer group, which our Compensation Committee updated for fiscal year ended January 31, 2011 (“FY 2011”), consists of companies with which our Compensation Committee believes we compete or may compete for talent and for stockholder investment and is disclosed in more detail in the section Peer Group Benchmarking.

Compensation Philosophy and Objectives

The primary focus of our executive compensation program is to improve our performance year-over-year and over a longer-term period. We designed our compensation programs to provide the tools necessary to hire executives with the skills needed to manage our business, to meet these goals and to retain the executives over the long-term. To this end, for those current executives named in the Summary Compensation Table, we designed the annual and long-term incentive plans to provide a significant financial link between profitability, cash flow and total stockholder return and total compensation earned.

A key consideration in developing our compensation programs was to have plans that were easy to understand and administer while being competitive with the programs offered by other companies with which we compete or may compete for executive talent.

Our Compensation Committee generally targets the 50th percentile of the market when evaluating and reviewing base salary and between the 50th and 75th percentile of the market when evaluating and reviewing incentive compensation for external competitiveness.

The Compensation Committee does not pre-establish policy or set targets for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviewed information provided by outside consultants to determine the appropriate level and mix of incentive compensation.

Role of Management in Compensation Process

Certain of our executive officers have roles in the compensation process. The Chief Executive Officer generally makes recommendations to our Compensation Committee regarding salary increases for other executive officers during the regular merit increase process. In addition, the Chief Executive Officer provides his perspective on recommendations provided by the outside consulting firm hired by our Compensation Committee regarding compensation program design issues. Although the Chief Executive Officer regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and has no independent right to attend such meetings. In the fiscal year ended January 31, 2010 (“FY 2010”), the Chief Executive Officer attended all of the Compensation Committee meetings, but he did not participate in the executive sessions of the Compensation Committee in which his own compensation was discussed.

Other executive officers and members of the Human Resource team, at the request of our Compensation Committee, work with the outside consultant, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals. When requested by our Compensation Committee, selected executive officers may also review and propose recommendations on plan design and structure and provide a perspective to our Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees.

Employees from our Human Resources, Finance and Legal Departments design and administer, on a day-to-day basis, our pension, savings, health, welfare and time-off plans and policies applicable to salaried U.S.-based employees. Our Compensation Committee remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Role of Compensation Consultant in Compensation Process

The Compensation Committee utilizes the C&D Human Resource department and also has the authority under its charter to engage the service of outside consultants to assist the Compensation Committee. In accordance with this authority the Compensation Committee in FY 2010 engaged the services of Mercer (US) Inc. (“Mercer”), an independent outside global human resources consulting firm, to conduct the following analysis:

•	Evaluate C&D’s peer group;
•	Review C&D’s total compensation program for the Chief Executive Officer and executive direct reports to the Chief Executive Officer;
•	Evaluate the alignment of C&D’s performance with its pay;
•	Assess C&D’s run rate and dilution;
•	Provide advice to the Committee in the design and implementation of its executive compensation program; and
•	Update the Compensation Committee on trends in executive compensation and regulatory environment.

Mercer is typically invited by the Compensation Committee to attend its meetings. During FY 2010, Mercer attended two of the Compensation Committee’s meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Mercer regularly communicate with the Chairperson of the Committee outside of regular committee meetings. Mercer also meets with management from time to time to gather information and to review proposals that management may make to the Compensation Committee.

Peer Group Benchmarking

Our Compensation Committee relied on information provided by Mercer to review our total compensation program and provide guidance for FY 2010 compensation decisions for the Chief Executive

Officer and other key executives. Mercer, who was engaged by our Compensation Committee, provided our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and, on the recommendations made by the Chief Executive Officer, for other executive officers.

The companies comprising our compensation peer group for FY 2010 were:

Ametek, Inc.	Exide Technologies
American Superconductor Corporation	First Solar, Inc.
Baldor Electric Company	Maxwell Technologies, Inc.
Energy Conversion Devices	Regal-Beloit Corp
Enersys, Inc.	UltraLife Corporation

We worked with Mercer Human Resources Consulting to further review and modify this group during FY 2010 for pay decisions for FY 2011 to better align the revenue size of our compensation peer group to C&D. Mercer applied the following criteria to develop a peer group for C&D:

•	U.S. Based publicly traded companies with substantial international operations;
•	Companies classified in SIC code group 3690 (Misc. Electrical Machinery, Equipment, and Supplies) and GICS Sub Industry 20104010 (Electrical Components and Equipment); and
•	Companies with net revenues between $180 million and $750 million

The modified peer group developed in FY 2010 for making pay decisions in FY 2011 is:

American Superconductor Corporation	Polypore International, Inc.
Energy Conversion Devices	Powell Industries, Inc.
Franklin Electric Company, Inc.	Preformed Line Products Co
Greatbatch, Inc.	UltraLife Corporation
GT Solar International, Inc.	Vicor Corporation

In addition to these 10 peer group companies, we will also use Exide Technologies, Enersys, Inc. and Maxwell Technologies for benchmarking of pay practices, such as compensation plan design, because they are either direct competitors or operate in a substantially similar industry to C&D. They are not included in the peer group because of their size relative to C&D.

Elements of Our Compensation Program

Base Salary

We set base salaries of our executive officers based upon their respective positions with us and their performance. We pay base salaries to executive officers to provide a base of cash compensation. We establish a base salary when we hire an executive officer, based on market benchmarks for the position. We adjust base salary based on the executive officer’s skills, capabilities, accomplishments, potential for professional growth, experience in similar roles and internal equity.

During its annual review of base salaries for executives, our Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses and our geographic markets, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our Chief Executive Officer for other executive officers. Our Compensation Committee determines whether and at what level to award annual increases typically in the first fiscal quarter of each year, after considering the individual’s performance, responsibilities, experience and internal equity, as well as external market practices. During FY 2010 our Compensation Committee did not approve any increases to base salary for our executive officers.

Short-Term Cash Incentives

We use short-term cash incentives to focus executive officers on the annual performance plan and to reward them for achieving pre-established performance goals and strategic objectives. These short-term cash incentives, along with the long-term incentives, put a significant portion of each executive officer’s pay at risk, so that these incentives are earned only when we and/or the executive officer attain key performance goals and strategic objectives.

For FY 2010, we established a short-term cash incentive program called the FY 2010 Management Incentive Compensation Program, or the “FY 2010 MICP”. An individual executive officer’s annual incentive compensation target under our FY 2010 MICP was expressed as a percentage of salary. The target bonus for our Chief Executive Officer was 70% of his annual salary. For Messrs. Harvie and Dee the target bonus was 50% of their annual salary. For Messrs. Greenspan and Daniels the target bonus was 40% and 30% of their annual salaries, respectively. Annual incentive payments under the FY 2010 MICP have a potential payout range from 0% to 180% of the target bonus percent, based on the level of performance against the financial and individual objectives.

Each year, our Compensation Committee considers input and recommendations from management and evaluates our business and strategic plan to determine which financial metrics are critical to achieving this Plan. Our Compensation Committee determined that the following financial metrics and weightings were appropriate for the FY 2010 MICP:

FY 2010 MICP Weightings
EBITDA	Days on Hand Inventory	Days Sales Outstanding	Individual Objectives
50%	10%	10%	30%

The chart below sets forth the threshold, target and maximum levels for FY 2010, and the actual level of attainment, for Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Days on Hand Inventory and Days Sales Outstanding goals. The performance goals were established before the impact of restructuring charges and acquisitions, and attainment of the goals was accordingly determined excluding these factors:

Financial Metric	Threshold	Target	Maximum	Actual
EBITDA, as adjusted	$18.4M	$36.8M	$44.2M	($0.1)
Days on Hand Inventory	N/A	82	N/A	93
Days Sales Outstanding	N/A	55	N/A	52

For our executive officers 30% of the FY 2010 MICP is linked to the achievement of individual objectives agreed to (i) by the full Board of Directors, in the case of the Chief Executive Officer and (ii) by the Compensation Committee, in the case of executive officers who are direct reports to the Chief Executive Officer. A significant portion of the FY 2010 individual goals for the executive officers related to meeting sales and expense objectives, new product development, patent applications, merger and acquisition activity, talent assessment and acquisition, implementation of improved information technology systems, collective bargaining negotiation strategy development, and elimination of material weaknesses and significant deficiencies in financial reporting. There were no payouts for individual objectives because the FY 2010 MICP requires a Net Income of greater than $0 in order pay out any incentive based on Individual Objectives.

For FY 2010, there were only payouts for the Days Sales Outstanding financial objective. Despite meeting the DSO objective, Dr. Graves recommended to the Compensation Committee that there be no payout to

Mr. Harvie and himself based on the overall financial performance of the Company. The Compensation Committee approved Dr. Graves’ recommendation. Payouts to the other executive officers under the FY 2010 MICP were as follows:

Name	FY 2010 MICP Payout
Jeffrey A. Graves	$0
Ian J. Harvie	$0
James D. Dee	$13,500
Todd Greenspan	$3,250
Neil Daniels	$5,550

The FY 2011 program was modified and renamed the FY 2011 Annual Incentive Plan (“AIP”). The objectives and respective weighting of our annual incentive program for FY 2011 AIP are noted below:

	FY 2011 AIP Weightings
Executive Group	EBITDA	Individual Objectives
CEO and Direct Reports to CEO	80%	20%
Other Executive Officers	70%	30%

Annual incentive payments under the FY 2011 AIP will range from 0% to 200% of the target bonus percent, based on the level of performance against the financial and individual objectives. The financial objectives for all participants are based on C&D’s overall financial performance. There is a maximum payout of 50% of target on individual objectives if a threshold EBITDA level is not met.

Long-Term Incentives

We provide equity-based, long-term incentives to our executive officers as part of their competitive pay package because we believe they correlate the interests of these individuals directly to the interests of our stockholders. We also believe that long-term incentive compensation is an important retention tool. Over time, a significant amount of each executive officer’s total wealth opportunities depend upon our financial performance and total return to stockholders.

For FY 2010 our Compensation Committee based grant decisions on a targeted economic value as a percentage of base salary and balanced that against the number of shares available from the 2007 C&D Technologies, Inc. Stock Incentive Plan. Our Compensation Committee determines individual award levels based on competitive market information, individual performance and expected potential for future contributions to our business. Our Compensation Committee also considers an individual’s history of past awards, time in his or her current position, and any change in responsibility.

The Compensation Committee uses several long-term incentive vehicles to balance the award and support the compensation philosophy of improving performance year over year and over the long-term. The Committee uses the following vehicles:

Long-Term Incentive Vehicle	Contribution to Compensation Objectives
Non-Qualified Stock Options Stock Appreciation Rights	Promotes executive focus on share price appreciation and total shareholder return

Restricted Stock Restricted Stock Units	Promotes retention of executives and focus on share price

Performance Shares Performance Units	Promotes executive focus on multi-year financial objectives balanced with long-term stock price appreciation

For FY 2010, the Compensation Committee of the Board of Directors granted long-term incentives on March 2, 2009 to the following executive officers:

Name	Non-Qualified Stock Options	Restricted Stock	Performance Shares
Jeffrey A. Graves	132,846	73,925	73,925
Ian J. Harvie	45,216	25,161	25,161
James D. Dee	33,912	18,871	18,871
Neil E. Daniels	7,575	4,215	4,215

The terms and conditions of the FY2010 grant are as follows:

Long-Term Incentive Vehicle	FY 2010 Terms and Conditions
Non-Qualified Stock Options	3-year cliff vesting; service-based; 8-year option term.
Restricted Stock	4-year graded vesting (25% per year); service-based.
Performance Shares	3 one-year EBITDA objectives (measured on an absolute basis and reviewed and set annually at the beginning of each fiscal year). 3 one-year performance periods with 3-year cliff vesting on third anniversary of the date of grant. Awards can be made at 0 to 250% of target.

For FY 2011 our Compensation Committee reviewed the share availability from the 2007 C&D Technologies, Inc. Stock Incentive Plan and on April 14, 2010 approved a long-term incentive award that is designed to be settled in cash, but could, at the Compensation Committee’s option, be settled in shares of stock if available. On April 14, 2010, the Compensation Committee authorized the grant of long-term incentives on May 3, 2010 to the following executive officers:

	Economic Value Granted				Number of Each Type Granted
Name	Base Salary	Target Economic Value as % of Base Salary	Target Economic Value	Estimated Economic Value as % of Base Salary on 4/14/2010	Stock Appreciation Rights	Restricted Stock Units	Performance Units
Jeffrey A. Graves	550,000	160%	880,000	111%	199,823	143,229	143,229
Ian J. Harvie	360,000	85%	306,000	58%	68,012	48,750	48,750
James D. Dee	270,000	85%	229,500	58%	51,009	36,563	36,563
Todd Greenspan	195,000	12%	23,400	13%	8,502	6,094	6,094
Neil Daniels	185,000	12%	22,200	0	0	0	0

The Estimated Economic Value as of April 14, 2010 is an estimate of the grant value as of the date the Compensation Committee approved the grant. The actual economic value will be based on the fair market value of C&D common stock on May 3, 2010. The Target Economic Value as a percentage of Base Salary is greater than the Estimated Economic Value as a percentage of Base Salary on April 14, 2010 in most cases because of the difficulty associated with granting a fully competitive grant with a depressed stock price. The terms and conditions of the FY 2011 grant are as follows:

Long-Term Incentive Vehicle	FY 11 Terms and Conditions
Stock Appreciation Rights	3-year cliff vesting; service-based; settled in cash or stock at Compensation Committee’s discretion.
Restricted Stock Units	4-year graded vesting (25% per year); service-based; settled in cash or stock at the Compensation Committee’s discretion.
Performance Units	3 one-year EBITDA objectives (measured on an absolute basis and reviewed and set annually at the beginning of each fiscal year). 3 one-year performance periods with 3-year cliff vesting. Awards can be made at 0 to 250% of target and are indexed to stock price. Awards are settled in cash or stock at the Compensation Committee’s discretion.

Stock Option Grant Practices

We typically make annual stock option grant decisions pursuant to our equity incentive plans during the first fiscal quarter of each year. We make very few grants to any employee at other times during the year, and the grants are usually made in connection with hiring or to comply with foreign regulations. Beginning in FY 2008, we resumed awarding annual equity grants during the first quarter of each fiscal year so that our Compensation Committee has the opportunity to align decisions on all elements of compensation at the same time. The date of grant for an annual grant is the date of the Compensation Committee meeting or a future date decided at the Compensation Committee meeting. There is no relationship between the timing of the award of equity grants and our release of material, non-public information. The date of grant for awards to new hires is, if approved by the Compensation Committee, the date of the Compensation Committee meeting, the date of hire for the recipient or the first of the month following the date of hire for the recipient. Additionally, our Compensation Committee has authorized our Chief Executive Officer to make a certain amount of stock option grants to employees other than executive officers. The date of grant for stock option awards made by our Chief Executive Officer is the first trading day of the month following the Chief Executive Officer’s approval of the grant.

The exercise price of stock options is the fair market value on the date of grant. The only exception to this rule is to comply with certain foreign jurisdictions, where the law may require additional restrictions on the calculation of the option price. The fair market value is defined as the closing price of the common stock on the date of the grant.

Executive Benefits and Perquisites

As salaried, U.S.-based employees, our executive officers participate in a variety of retirement, and health and welfare programs that our Compensation Committee believes are important in assisting in the attraction and retention of key executive talent and are reasonable, competitive and consistent with our overall executive compensation philosophy.

Health and Welfare

Our health and related benefit plans include medical, dental, life, short-term disability, accidental death and dismemberment and travel accident coverage. The majority of health and related benefits provided to executive officers are offered through broad-based plans applicable to all salaried employees.

C&D Technologies Savings Plan

Our executive officers are eligible to participate in the C&D Technologies Savings Plan, a qualified 401(k) plan that provides U.S. salaried employees, including all of the executive officers, the opportunity to contribute up to 50% of their eligible compensation, up to the limits imposed by the Internal Revenue Code of 1986, or the Code, on a pre-tax or after-tax basis. During FY 2010 we matched 50% on employee contributions up to the first 8% of eligible pay. The match we provide vests on the third anniversary of the date of hire. Effective February 2, 2010, we suspended making matching contributions on employee contributions. We may also make a profit sharing contribution of 0% to 8% of eligible pay depending upon our profitability. We did not make a profit-sharing contribution for FY 2010 to any of our executive officers.

Supplemental Executive Retirement Plan

We maintain a non-qualified supplemental executive retirement plan, which we refer to as the SERP, covering executives specified from time to time by our Board of Directors. The SERP is designed to overcome the statutorily based limitations of our qualified defined benefit and defined contribution retirement plans. All of our active executive officers are eligible to participate in the SERP; however, our Board of Directors has not elected to designate them as participants. We base retirement benefits on the participant’s cash compensation, consisting of base salary plus annual cash bonuses. Long-term incentives do not impact these retirement benefits. For additional details of the benefits and plan features of the SERP, please refer to the section entitled “Pension Benefits”.

Non-Qualified Deferred Compensation Program

We maintain a non-qualified deferred compensation plan by which certain employees, including all of our executive officers and our Directors, may elect to defer receipt of a designated percentage or amount of their compensation. We adopted this program because it provides an opportunity for participants, including the named executive officers, to save for future financial needs at little cost to us. The plan does not guarantee a return or provide above-market preferential earnings. For additional details of the benefits and plan features of the non-qualified deferred compensation program, please refer to the section entitled “Pension Benefits”.

Perquisites and Other Personal Benefits

We provide an annual physical or reimbursement for an annual physical to our executive officers. Additionally, we provide our executive officers with reimbursement for actual expenses incurred for financial planning services. The annual reimbursement for financial planning services is limited to $2,500, except for the Chief Executive Officer whose maximum annual reimbursement for financial planning services is limited to $5,000. In addition to these benefits provided to all of our executive officers, we also provide a car allowance to our Chief Executive Officer. We disclosed the actual cost of all perquisites provided to the executive officers in the footnotes to the Summary Compensation Table.

Stock Ownership Guidelines

We designed our stock ownership guidelines to help us attract and retain those executives who have a strong belief in our long-term growth potential and who are willing to assume the same risks as our stockholders. We expect each of our executive officers to own a reasonable number of shares of our common stock. In furtherance of this policy, our Board of Directors has established stock ownership guidelines and procedures. The amount of stock we expect an executive officer to own is based on his or her base salary, salary grade and reporting relationship. In general, we expect executive officers that report to the Chief Executive Officer to own 10,000 shares of our common stock if the executive’s annual salary was greater than $200,000, and 8,000 shares if the executive’s salary was less than or equal to $200,000. Executive officers that do not report to the Chief Executive Officer are expected to own 4,000 shares of our common stock. We expect our Chief Executive

Officer to own 50,000 shares of our common stock. Each executive has five years from the date of his or her appointment as an executive officer to attain the expected level of stock ownership. We gauge the degree of each covered executive’s compliance with the guidelines at the close of business on December 31st of each calendar year (or the immediately preceding Friday if December 31st falls on a weekend). During each of these five years, we expect the executive to acquire sufficient shares to increase his or her total holdings to an amount equal to 20% of the final goal for each year the executive has held his or her current position. We consider shares held under our deferred compensation plan as shares owned for purposes of these stock ownership guidelines. Vested and unvested shares of restricted stock are also considered as shares owned for the purposes of these stock ownership guidelines. Unexercised stock option awards do not constitute shares owned for purposes of these guidelines. Each covered executive was in compliance with these guidelines as of December 31, 2009.

Tax and Accounting Implications

Deductibility of Compensation under Code Section 162(m)

Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation satisfies certain performance-based standards. We believe that we can generally fully deduct past compensation paid under the MICP and long-term incentive programs for federal income tax purposes. However, in the future our Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We conducted a full review of our compensation plans during FY 2009 and verified that they are in compliance or amended the plans to come into compliance with the final regulations.

Employment Agreements and Executive Severance Benefits

As of January 31, 2010, we had entered into employment agreements with certain of our executive officers, including those listed in the Summary Compensation table. The term of these employment agreements will continue in effect until either we or the executive provides at least 30 days written notice of termination of the agreement.

Non-Change-In-Control Severance Benefits

If we terminate the employment of a named executive officer with an employment agreement without cause, other than as a result of death or disability, or if the executive terminates his employment after the occurrence of any action or inaction by us that constitutes a material breach of the employment agreement, and such termination is not within 6 months prior to or 24 months after a change in control (as defined in the employment agreements), then we must pay the executive the following non-change-in-control severance benefits, as applicable:

•	Dr. Graves:
-	Two times annual base salary in effect immediately before termination, plus $10,000;
-	Two times target bonus amount in effect immediately before termination;
-

The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Dr. Graves timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier; and

-	Life insurance coverage under our life insurance policy for 2 years following termination.

•	Messrs. Dee and Harvie:

-	One times annual base salary in effect immediately before termination plus $10,000;
-	One times target bonus amount in effect immediately before termination;
-

The cost to provide Messrs. Dee or Harvie and their eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Messrs. Dee or Harvie timely elect COBRA coverage upon termination of employment, for 12 months after the termination or until Messrs. Dee or Harvie obtain alternative coverage, if earlier; and

-	Life insurance coverage under our life insurance policy for 1 year following termination.

•	Mr. Greenspan:

-	One times annual base salary in effect immediately before termination; and
-

If terminated after May 1st of a fiscal year, a pro-rated annual bonus based on the number of business days employed during the fiscal year, but only if such bonus is paid to our other senior executives for that year.

•	Mr. Daniels:

-	One-Half times annual base salary in effect immediately before termination;
-

The cost to provide Mr. Daniels and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Mr. Daniels timely elects COBRA coverage upon termination of employment, for 6 months after the termination or until Mr. Daniels obtain alternative coverage, if earlier; and

-	The non-change-in-control severance benefits noted above are eligible to be extended for an additional 6 months on a mitigated basis.

In general, we would pay these benefits through normal payroll installments through the period ending as of the end of the second month following the calendar year in which the termination occurs with the balance to be paid in a single lump sum within the 15-day period immediately following the end of the month in which the installment payments are to cease.

Leonard P. Kiely resigned as Vice President and Chief Operating Officer effective February 25, 2009. In connection with his resignation as reflected in his Release, we agreed to pay him severance equivalent to 12 months base salary, 30 days vacation pay, plus an additional $100,000, along with specified medical coverage during the twelve month period following his effective date of resignation. We also agreed to extend the time for vesting of his unvested stock options and restricted shares for a period of 24 months following the effective resignation date, and to accelerate the vesting of an additional 5,000 restricted shares on the effective resignation date in exchange for the termination of all performance shares previously granted to Mr. Kiely.

Change-In-Control Benefits

The employment agreements provide for double trigger change-in-control severance benefits. This means that the following two events must occur before we will pay these benefits to the executives: (1) a change-in-control must occur, and (2) within 6 months prior to or 24 months after the change in control, the executive officer’s employment must be terminated by us without cause, other than as a result of death or disability, or by the executive officer due to our material breach of his employment agreement within 6 months prior to the change-in-control or for good reason (as defined in the employment agreements) within 24 months after the change-in-control. If these events occur, we must pay the executive officer the following change-in-control severance benefits, as applicable:

•	Dr. Graves:

-	Three times annual base salary in effect immediately before termination, plus $10,000;

-

Three times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) the executive officer’s target bonus percentage times base salary;

-

The cost to provide the executive officer and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided the executive officer timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier;

-	Life insurance coverage under our life insurance policy for 2 years following termination;
-	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;
-	Outplacement services for one year;
-	Gross-up payment for any taxes or penalties imposed under Code Section 409A; and
-	Gross-up payment for any payment that would be subject to an excise tax imposed by Code Section 4999.

•	Messrs. Dee, Harvie and Greenspan:

-	Two times annual base salary in effect immediately before termination, plus $10,000;
-

Two times the greater of (a) the average of the annual bonus paid with respect to the three most recently completed fiscal years or (b) the executive officer’s target bonus percentage times base salary;

-

The cost of health and medical coverage under our health and medical plans for the executive officer and his eligible beneficiaries (if applicable), provided the executive officer timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until the executive obtains alternative coverage, if earlier;

-	Life insurance coverage under our life insurance policy for 2 years following termination;
-	Immediate vesting of all previously unvested stock options, performance share awards and restricted stock awards;
-	Outplacement services for one year;
-	Gross-up payment for any taxes or penalties imposed under Code Section 409A; and
-	Gross-up payment for any payment that would be subject to an excise tax imposed by Code Section 4999.

The executives will receive the base salary, annual bonus payments and any applicable gross-up payment due under these agreements in a lump sum immediately following termination with respect to a change-in-control.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee, comprised of independent Directors, reviewed and discussed the above compensation discussion and analysis with our management. Based on the review and discussions, our Compensation Committee recommended to our Board of Directors that the compensation discussion and analysis be included in these proxy materials.

The Compensation Committee

Pamela L. Davies, Chairperson

David S. Gee

Robert I. Harries

April 14, 2010

William Harral III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear above, as well as Kevin Dowd, were members of our Compensation Committee during the fiscal year ended January 31, 2010. None of these members of the Compensation Committee is or has been a former or current executive officer of C&D or had any relationships requiring disclosure by C&D under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During the fiscal year ended January 31, 2010, none of our executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose own executive officers served as a Director or member of our Compensation Committee.

EXECUTIVE COMPENSATION

The following tables show for FY 2010, the compensation we paid to our Chief Executive Officer, Chief Financial Officer, the two other most highly compensated executive officers whose total compensation exceeded $100,000, referred to in this Proxy Statement as our “current executive officers” or “executive officers”, Neil Daniels, who ceased to be a named executive officer on October 2, 2009, and Leonard Kiely who left the employment of C&D on February 25, 2009, together our “named executive officers”. The amounts shown are consistent with the terms of the respective employment agreements entered into with certain of our executive officers.

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2) (6)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey A. Graves	2010	550,000	—	192,205	105,632	—	—	21,597	869,434
President and Chief	2009	550,000	134,750	422,640	353,398	38,500	—	25,085	1,524,373
Executive Officer	2008	525,000	241,875	335,940	283,225	—	—	23,553	1,409,593
Ian J. Harvie	2010	360,000	—	65,419	35,953	—	—	21,317	482,689
Senior Vice President	2009	359,998	63,000	129,140	103,074	18,000	—	5,074	678,286
and Chief Financial Officer	2008	335,000	161,875	101,800	82,393	—	—	10,588	691,656
James D. Dee	2010	270,000	—	49,065	26,965	13,500	—	9,322	368,852
Senior Vice President,	2009	270,000	104,250	129,140	103,074	13,500	—	10,778	630,742
General Counsel, Secretary and Chief Administrative Officer	2008	260,000	139,000	101,800	82,393	—	—	11,281	594,474
Todd Greenspan Vice President and Corporate Controller (4)	2010	80,625	—	—	—	3,250	—	65,717	149,592
Neil Daniels	2010	192,333	—	10,959	6,023	5,550	—	7,615	222,480
Former Vice President	2009	196,000	18,660	35,220	29,450	5,880	—	8,637	293,847
and Corporate Controller (5)	2008	185,833	37,825	22,905	19,311	—	—	7,858	273,732
Leonard P. Kiely	2010	23,324	—	—	—	—	—	433,349	456,673
Former Vice President	2009	322,000	40,250	129,140	103,074	—	—	10,145	604,609
and Chief Operating Officer	2008	310,000	88,750	101,800	82,393	—	—	64,084	647,027

(1)	Includes amounts deferred under our qualified 401(k) savings plan.
(2)	The amounts in columns (e) and (f) are the aggregate grant date fair values of the restricted stock and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 and represent the Company’s total projected expense of grants made to the named executive officers in each of 2010, 2009, and 2008 except that no estimates for forfeitures have been taken into account. For a discussion of the assumptions made in such valuation, see Note 7 to C&D’s 2010 Notes to Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2010.
(3)	The table below details the compensation included in the “All Other Compensation” columns for FY 2010.
(4)	Mr. Greenspan joined the Company on September 2, 2009 and became Vice President and Corporate Controller on October 2, 2010. Mr. Greenspan’s compensation is based on the period between September 2, 2009 and the end of the fiscal year.
(5)	Mr. Daniels ceased to be a named executive officer on October 2, 2009. Mr. Daniels continued in the employment of the Company and serves in the role of Vice President, Financial Planning and Analysis. Mr. Daniels’ compensation reported reflects all compensation paid during FY 2010.
(6)	Stock awards include performance shares granted with a fair market value on the date of grant of $96,103, $32,909, $24,532 and $5,480 for Dr. Graves and Messrs. Harvie, Dee and Daniels, respectively. Should the performance shares granted vest at the highest level of performance possible (250%) their fair market value would be $240,256, $81,773, $61,331 and $13,699 for Dr. Graves and Messrs. Harvie, Dee and Daniels, respectively.

Supplemental All Other Compensation Table

Name	Financial Planning Services ($)	Registrant Contributions to Defined Contribution Plans ($)	Life Insurance Premiums ($)	Car Allowance ($)	Vacation Payout ($)	Severance ($)	Relocation ($) (1)	Total ($)
Jeffrey A. Graves	—	6,417	1,980	13,200	—	—	—	21,597
Ian J. Harvie	2,500	3,675	1,296	—	13,846	—	—	21,317
James D. Dee	1,300	7,050	972	—	—	—	—	9,322
Todd Greenspan	—	2,925	292	—	—	—	62,500	65,717
Neil Daniels	—	6,946	669	—	—	—	—	7,615
Leonard P. Kiely	—	933	97	—	37,152	395,167	—	433,349

(1)	Reflects the total amount of relocation for Mr. Greenspan including a gross up for taxes. The actual amount incurred for relocation for Mr. Greenspan was $39,500.

The following table summarizes grants of plan-based awards made to each of the named executive officers during our last fiscal year:

Grants of Plan-Based Awards for Fiscal Year End January 31, 2010 (1)

Name	Award Type	Grant Date	Date of Comp Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock ($) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
				Threshold Target Maximum			Threshold Target Maximum
				($)	($)	($)	(#)	(#)	(#)
Jeffrey A. Graves	Annual Incentive			173,250	385,000	693,000
	Performance Shares	3/2/2009	1/23/2009				36,963	73,925	184,813				96,103
	Restricted Stock	3/2/2009	1/23/2009							73,925			96,103
	Stock Options	3/2/2009	1/23/2009								132,846	$1.30	105,632
Ian J. Harvie	Annual Incentive			81,000	180,000	324,000
	Performance Shares	3/2/2009	1/23/2009				12,581	25,161	62,903				32,709
	Restricted Stock	3/2/2009	1/23/2009							25,161			32,709
	Stock Options	3/2/2009	1/23/2009								45,216	$1.30	35,953
James D. Dee	Annual Incentive			60,750	135,000	243,000
	Performance Shares	3/2/2009	1/23/2009				9,436	18,871	27,700				24,532
	Restricted Stock	3/2/2009	1/23/2009							18,871			24,532
	Stock Options	3/2/2009	1/23/2009								33,912	$1.30	26,965
Todd Greenspan	Annual Incentive (6)			14,625	32,500	58,500
Neil Daniels	Annual Incentive			24,975	55,500	99,900
	Performance Shares	3/2/2009	1/23/2009				2,108	4,215	10,538				5,480
	Restricted Stock	3/2/2009	1/23/2009							4,215			5,480
	Stock Options	3/2/2009	1/23/2009								7,575	$1.30	6,023

(1)	Since the awards are intended to be compensatory, no consideration was paid by any named executive officer to the Company for any award.
(2)	The Equity Incentive Plan Awards are performance shares granted under our 2007 Stock Incentive Plan. These shares become vested on March 2, 2012 if C&D achieves certain EBITDA objectives.
(3)	The stock awards constitute restricted shares granted under our 2007 Stock Incentive Plan. These shares become vested one-fourth each on the first, second, third and fourth anniversaries of the date of grant.
(4)	The stock option awards constitute stock options granted under our 2007 Stock Incentive Plan. Stock options become exercisable on the third anniversary of the date of grant.
(5)	The grant date fair value of the stock options and stock awards shown in the above table was computed in accordance with ASC Topic 718, excluding the effect of forfeitures, and represents the grant date fair value of the grants made in FY 2010.
(6)	Mr. Greenspan’s annual incentive is pro-rated based on his date of hire.

The following table discloses for each named executive officer all shares of restricted stock and performance shares that have not yet vested and shares of Common Stock underlying unexercised options as of January 31, 2010:

Outstanding Equity Awards at Fiscal Year End January 31, 2010

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Jeffrey A. Graves	65,000		9.80	7/5/2015	117,425	173,789	16,500	24,420
	60,000		8.07	1/26/2016			18,000	26,640
		110,000	5.09	3/12/2015			36,963	54,705
		120,000	5.87	5/1/2016
		132,846	1.30	3/2/2017
Ian J. Harvie	40,000		7.81	12/22/2015	38,411	56,848	5,000	7,400
	5,000		8.07	1/26/2016			5,500	8,140
		32,000	5.09	3/12/2015			12,581	18,620
		35,000	5.87	5/1/2016
		45,216	1.30	3/2/2017
James D. Dee	15,000		10.28	9/6/2015	32,121	47,539	5,000	7,400

	25,000		8.07	1/26/2016			5,500	8,140

		32,000	5.09	3/12/2015			9,436	13,965
		35,000	5.87	5/1/2016
		33,912	1.30	3/2/2017
Todd Greenspan	—	—	—	—	—	—	—	—
Neil Daniels	7,500		7.02	10/2/2016	7,591	11,235	2,108	3,120

		7,500	5.09	3/12/2015			1,125	1,665

		10,000	5.87	5/1/2016			1,500	2,220
		7,575	1.30	3/2/2017
Leonard Kiely	50,000	—	6.26	2/25/2011	—	—	—	—

	32,000		5.09	2/25/2011

(1)	Market value reflects the $1.48 closing price of Company common stock on January 29, 2010.
(2)	All awards shown are the performance shares described in more detail in the Grants of Plan-Based Awards table under the heading Estimated Future Payouts Under Equity Incentive Plan Awards. These performance shares vest on the third anniversary of the date of grant, if performance goals are met. The number of shares shown in this column is based on achieving threshold performance goals.

Option Exercises and Stock Vested for Fiscal Year End January 31, 2010

None of our named executive officers exercised stock options during FY 2010. The following executive officers vested in stock awards during FY 2010:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jeffrey A. Graves	17,250	41,663
Ian J. Harvie	5,250	9,000
James D. Dee	5,250	9,000
Todd Greenspan	—	—
Neil Daniels	1,312	2,300
Leonard P. Kiely	15,500	23,560

(1)	Value realized is based upon the closing price of C&D’s Common Stock on the applicable vesting date of each award.

Pension Benefits

None of our named executive officers participated in our Pension Plan and SERP during FY 2010.

Supplemental Executive Retirement Plan

We adopted a SERP, which was originally established in September 1997, covering executives whom our Board of Directors specifies from time to time. The SERP is a non-qualified, unfunded defined benefit compensation plan whose purpose is to provide upon retirement or other qualifying event additional benefits to participants. All of our executive officers are eligible to participate in the SERP but, to date the Board of Directors has not designated them as participants. The normal form of benefit under the SERP for an unmarried participant is a life annuity and for a married participant is a joint and 50% survivor annuity, although a married participant may elect to have benefits paid in a life annuity, subject to spousal consent. Participants become vested in their benefits under the SERP upon the earlier of the completion of 7 1/2 years of continuous employment with us or upon a change in control, as defined in the SERP. The maximum annual benefit for participants is $100,000 indexed annually by 4% beginning September 30, 1998. These maximum annual benefits are reduced by (1) the annual accrued benefit under the Pension Plan as of the retirement or other qualifying event (based on a monthly single life annuity) payable at normal retirement age (as defined in the Pension Plan) and (2) one-half of the participant’s social security benefit, as defined in the SERP, that would be payable as of retirement or other qualifying event.

Years of Employment Prior to Qualifying Event	Percentage Benefit
less than 7.5	0.0
7.5	50.0
8	53.3
9	60.0
10	66.7
11	73.3
12	80.0
13	86.7
14	93.3
15 or more	100.0

Participants who retire before age 65 and after age 62 will receive the actual annual benefit calculated above reduced by 7% per year for each year prior to age 65.

For participants who we have continuously employed for at least five years, if the qualifying event is a change of control, the actual annual benefit is determined by multiplying the maximum annual benefit by a fraction (not to exceed 1), the numerator of which is the number of years the participant would have been employed if he/she were continuously employed by us through age 65, and the denominator of which is 15. For participants who have been continuously employed by us for less than five years, the actual annual benefit is 50% of the amount referred to in the previous sentence. Benefits paid on account of a change of control are made in a single lump sum. A participant’s SERP benefit may be forfeited in certain circumstances, including if the participant is terminated for cause or violates a covenant not to compete.

Non-Qualified Deferred Compensation

Under our non-qualified deferred compensation plan, eligible employees, including our named executive officers, may defer until a future date payment of all or any portion of their annual salary or annual incentive. The employee elects when he or she will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Code. The deferral earns a deferred return based on investments alternatives selected by the employee from a list we provide. The employee bears the investment risk. The cash deferred is transferred to the nonqualified deferred compensation plan administrator. None of our executive officers participated in our non-qualified deferred compensation plan.

Other Potential Post-Employment Payments

Benefits Provided Upon Termination of Employment

Each of the employment agreements with our named executive officers with whom employment agreements have been executed provide for certain benefits in the event of termination of employment. In the event that employment is terminated for any reason, the executive or their estate shall be paid within 15 business days after the date of termination:

•	their base salary through the date of termination;
•

any then-unpaid annual bonus or other incentive compensation that may have been earned pursuant to the terms of any of our applicable incentive compensation or bonus plans with respect to any fiscal year or other performance period completed prior to the date of termination;

•	any then-unused accrued vacation pay;
•

the executive, their beneficiaries and/or their estate, shall be entitled to any payments and benefits under our benefits and incentive plans and perquisite programs, in accordance with the respective terms of those plans and perquisite programs (including without limitation, any conversion option available under our life insurance plan(s)); and

•	the executive or their estate shall be reimbursed for any business expenses incurred prior to termination.

In the event that we terminate employment without cause, other than as a result of death or disability, or employment is terminated by employee due to a material breach by us either prior to a change of control or following two years after the occurrence of a change of control we will pay

•	Dr. Graves:
-	Two times annual base salary in effect immediately before termination, plus $10,000;
-	Two times target bonus amount in effect immediately before termination;
-

The cost to provide Dr. Graves and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Dr. Graves timely elects COBRA coverage upon termination of employment, for 18 months after the termination or until Dr. Graves obtains alternative coverage, if earlier; and

-	Life insurance coverage under our life insurance policy for 2 years following termination.

•	Messrs. Dee and Harvie:
-	One times annual base salary in effect immediately before termination plus $10,000;
-	One times target bonus amount in effect immediately before termination;
-

The cost to provide Messrs. Dee or Harvie and their eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Messrs. Dee or Harvie timely elect COBRA coverage upon termination of employment, for 12 months after the termination or until Messrs. Dee or Harvie obtain alternative coverage, if earlier; and

-	Life insurance coverage under our life insurance policy for 1 year following termination.

•	Mr. Greenspan:
-	One times annual base salary in effect immediately before termination; and
-

If terminated after May 1st of a fiscal year, a pro-rated annual bonus based on the number of business days employed during the fiscal year, but only if such bonus is paid to our other senior executives for that year.

•	Mr. Daniels:
-	One-Half times annual base salary in effect immediately before termination; and
-

The cost to provide Mr. Daniels and his eligible beneficiaries (if applicable) health and medical coverage under our health and medical plans, provided Mr. Daniels timely elects COBRA coverage upon termination of employment, for 6 months after the termination or until Mr. Daniels obtain alternative coverage, if earlier.

-	The non-change-in-control severance benefits noted above are eligible to be extended for an additional 6 months on a mitigated basis.

The following table summarizes our estimated cost of severance payments had a qualifying event occurred on January 29, 2010:

Name	Base Salary ($)		Bonus ($)		Value of Continued Participation in Welfare Benefit Plans ($) (5)	Vacation Pay ($) (6)
Jeffrey A. Graves	1,110,000		770,000	(2)	45,083	42,308
Ian J. Harvie	360,000		180,000	(3)	8,381	27,692
James D. Dee	270,000		135,000	(3)	21,339	20,769
Todd Greenspan	195,000		3,250	(4)	—	15,000
Neil Daniels	185,000	(1)	5,550	(4)	23,242	14,231

(1)	Assumes Mr. Daniels will require continued severance through the 6 month unmitigated and 6 month mitigated periods.
(2)	Represents two times the target bonus payout from the FY 2010 MICP.
(3)	Represents one times the target bonus payout from the FY 2010 MICP.
(4)	Represents the actual bonus payout from the FY 2010 MICP.
(5)	Represents the estimated cost of two years of medical, life, dental, and Accidental Death and Dismemberment coverage for Dr. Graves and one year of medical, life, dental, and Accidental Death and Dismemberment coverage for Messrs. Dee and Harvie. Assumes that Mr. Daniels will require continued participation in medical, dental and vision programs for one year.
(6)	Assumes a vacation payout of 4 weeks of vacation.

Leonard P. Kiely resigned as Vice President and Chief Operating Officer effective February 25, 2009. In connection with his resignation as reflected in his Release, we agreed to pay him severance equivalent to 12 months base salary, 30 days vacation pay, plus an additional $100,000, along with specified medical coverage during the twelve month period following his effective date of resignation. We also agreed to extend the time for vesting of his unvested stock options and restricted shares for a period of 24 months following the effective resignation date, and to accelerate the vesting of an additional 5,000 restricted shares on the effective resignation date in exchange for the termination of all performance shares previously granted to Mr. Kiely.

Benefits Provided Upon a Change in Control

Each of the employment agreements provide for certain benefits in the event of a change-in-control. A change-in-control termination means the occurrence of any of the following 6 months before or within 24 months after a change of control:

•	the executive terminates their employment with us pursuant to a termination for good reason, as defined in the respective employment agreements; or
•

we terminate the executive’s employment for any reason other than death, disability or cause. If the executive’s employment is terminated in such a manner 6 months before or within 24 months after a change of control, the executive will receive, subject to the execution of a release, the payments and benefits set forth below in consideration of the Executive’s agreements under their Employment Agreement, including but not limited to the Executive’s agreement not to compete with us for a period of one year after a change of control termination; provided, however, that we will reduce any payment made or benefit provided upon a change of control by any amount paid or payable to the executive or the executive’s family with respect to the same type of payment or benefit under any other plans to avoid duplication of payments or benefits.

The following table summarizes the estimated cost to C&D of change in control payments and benefits for each named executive officer, had a qualifying event occurred on January 29, 2010:

Name	Base Salary and Target Bonus ($)	Value of Continued Participation in Welfare Benefit Plans ($) (1)	Fair Market Value of Accelerated Vesting of Equity Compensation ($) (2)	Value of Outplacement Services ($) (3)	Vacation Pay	Excise Tax Gross-Up ($) (4)
Jeffrey A. Graves	2,815,000	67,625	409,230	20,000	42,308	1,211,968
Ian J. Harvie	1,090,000	16,763	133,305	20,000	27,692	0
James D. Dee	820,000	42,677	112,652	20,000	20,769	0
Todd Greenspan	556,000	47,958	0	20,000	15,000	228,242
Neil Daniels	185,000	23,242	0	0	14,231	0

(1)	Represents the estimated cost of three years of medical, life, dental, and Accidental Death and Dismemberment coverage for Dr. Graves; three years of medical, life, dental, and Accidental Death and Dismemberment coverage for Messrs. Dee, Greenspan, and Harvie, and one year of medical, dental and vision for Mr. Daniels.
(2)	Based on the closing price of Company common stock of $1.48 on January 30, 2010.
(3)	The agreements state that C&D shall provide the executive with outplacements services at an appropriate level through an outplacement firm of the executive’s choice for up to one year. We believe that the values shown in this column are a reasonable estimate of the potential costs of outplacement services.
(4)	Calculations assume an excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current state income tax rate for the States of residence for the executive officers.

DIRECTOR COMPENSATION

The Board of Directors approved a change to Director compensation on June 5, 2008 effective July 1, 2008. Based on the revised program we pay:

•

Annual Retainer: We pay our Chairman of the Board an annual retainer of $65,000 and our other non-employee Directors an annual retainer of $25,000. They may elect to receive any portion of the annual retainer in shares of our common stock.

•	Quarterly Meeting Fees Retainer: We pay each non-employee Director a quarterly meeting fee retainer of $2,750 per quarter.
•	Quarterly Committee Retainer: We pay each non-employee Director a quarterly committee retainer as follows:
-	Chairperson – Audit Committee: $2,500 plus Member Compensation
-	Chairperson – Compensation Committee: $1,500 plus Member Compensation
-	Chairperson – Nominating/Corporate Governance Committee: $1,250 Plus Member Compensation
-	Member – Audit Committee: $2,375
-	Member – Compensation Committee: $1,750
-	Member – Nominating/Corporate Governance Committee: $1,000
•	Annual Equity Grant: We grant our non-employee Directors equity with a value of $45,000. FY2010 equity grants were made in the form of 100% restricted stock that cliff vests after one year.

The following table provides a summary of Director compensation for FY 2010:

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (4)	Option Awards ($) (5)	Total ($)
Pamela L. Davies Chairperson, Compensation Committee	$35,352		$43,148	$0	$78,500
Kevin P. Dowd Chairman of the Board	$88,852	(2)	$43,148	$0	$132,000
David S. Gee	$21,500		$41,252	$0	$62,752
William Harral III Chairperson, Nominating/Corporate Governance Committee	$41,352		$43,148	$0	$84,500
Robert I. Harries	$49,604	(3)	$43,148	$0	$92,752
George MacKenzie	$38,852		$43,148	$0	$82,000
John A. H. Shober (6)	$12,250		$43,148	$0	$55,398
Stanley W. Silverman	$34,852		$43,148	$0	$78,000
Ellen C. Wolf Chairperson, Audit Committee	$44,852		$43,148	$0	$88,000

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for the chairperson of the committees and Chairman of the Board and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the nonqualified deferred compensation plan for Directors.
(2)	Mr. Dowd elected to take his entire $65,000 annual retainer in phantom shares of stock that were deferred under the nonqualified deferred compensation plan for Directors.
(3)	Mr. Harries elected to take his entire $25,000 annual retainer in shares of stock.
(4)

Stock Awards to all Directors, except Mr. Gee were granted on July 1, 2009. The stock award to Mr. Gee was granted on August 6, 2009. The amounts included are the aggregate grate date fair value computed in accordance with FASB ASC Topic 718, which is calculated by multiplying the number of restricted shares by the closing price of C&D Common Stock on the date of grant. The closing price of C&D Common Stock on July 1, 2009 and August 6, 2009 was $2.16. For a discussion of the assumptions made in such valuation, see Note 7 to C&D’s 2010 Notes to Consolidated Financial Statements included in its Annual Report on Form 10K for the fiscal year ended January 31, 2010.
(5)	At January 31, 2010, Directors had outstanding vested stock options as follows: Mr. Dowd – 38,781; Mr. Harral – 38,871; Mr. Harries – 30,781; Dr. Davies – 38,781; Mr. MacKenzie – 52,337 (including 15,000 granted while interim Chief Executive Officer in fiscal year 2006); Mr. Shober – 38,781; Mr. Silverman – 27,803; Ms. Wolf – 21,448.
(6)	Mr. Shober retired from the Board of Directors on June 11, 2009.

The Nominating/Corporate Governance Committee has approved new stock ownership guidelines for C&D’s independent Directors, which provide that each of the directors is expected to own a minimum of 25,000 shares of our common stock within five years of the date he/she joins or Board of Directors. The number of shares owned by each director is set forth in the stock ownership table on page 12.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of 10% or more of the Common Stock to file with the SEC initial reports of ownership and periodic reports of changes in ownership of the Common Stock and to provide copies of those filings to us. Based upon a review of those copies and written representations, we believe that for the fiscal year ended January 31, 2010 all of these reports were filed on a timely basis, except one Form 3 report for Todd Greenspan and one Form 4 report for David S. Gee were not filed timely pursuant to the reporting rules under Section 16(a). These reports have since been filed.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of C&D.

ANNUAL REPORT

We are mailing our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 together with this Proxy Statement to stockholders of record of C&D as of the close of business on April 23, 2010. We will provide additional copies, without charge, upon the request of stockholders. To obtain copies, you should contact us in writing at C&D Technologies, Inc., 1400 Union Meeting Road, Blue Bell, Pennsylvania 19422, Attention: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES D. DEE
Secretary

We request that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful and we appreciate your cooperation.

 WO#

73447

▼  FOLD AND DETACH HERE  ▼

Please complete, date, sign and return this proxy promptly, using the enclosed envelope. No postage is required if mailed in the United States of America

Please mark your votes as indicated in this example	☒

The Board of Directors of C&D Technologies, Inc. recommends a vote FOR the nominees for directors set forth in Proposal 1 and FOR Proposal 2.

1.	Election of Directors: Nominees:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
	01 Kevin P. Dowd	☐	☐	☐
02 Pamela L. Davies
03 David S. Gee
04 Jeffrey A. Graves
05 William Harral III
06 Robert I. Harries
07 George MacKenzie
08 Stanley W. Silverman
09 Ellen C. Wolf
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2011.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting and any adjournment of the meeting.

Please sign exactly as your name appears below and fill in date.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as your name appears on this proxy and fill in the date. If you are signing in a representative capacity (for example, as attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If you hold the stock in custody for a minor (for example, under the Uniform Transfers to Minors Act), you should sign as custodian, not the minor. If you hold the stock in joint ownership with another person or persons, one owner may sign on behalf of all the owners.

You can now access your C&D Technologies, Inc. account online.

Access your C&D Technologies, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for C&D Technologies, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step by step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

*Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.cdtechno.com/proxymaterials/

PROXY

C&D TECHNOLOGIES, INC.

1400 Union Meeting Road, Blue Bell, Pennsylvania 19422-0858

Solicited by the Board of Directors for the Annual Meeting of Stockholders

To Be Held at the Corporate Offices of C&D Technologies, Inc.

Wednesday, June 9, 2010

The undersigned hereby appoints Ian J. Harvie and James D. Dee, or either of them, with the power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated on the other side, all shares of Common Stock of C&D Technologies, Inc. held of record by the undersigned at the close of business on April 23, 2010, at the Annual Meeting of Stockholders to be held on Wednesday, June 9, 2010, at 9:00 a.m., and at any adjournment of that meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO# 73447